UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 22, 2007

SPANSION INC.

(Exact name of registrant as specified in its charter)

Delaware	000-51666	20-3898239
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification Number)

915 DeGuigne Drive

P.O. Box 3453

Sunnyvale, California 94088-3453

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (408) 962-2500

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On March 22, 2007, Spansion LLC, a wholly owned subsidiary of Spansion Inc. (the “Company”), Bank of America, N.A. (“B of A”), and other Lenders entered into an agreement (the “Amendment”), which amended the credit agreement between Spansion, B of A, and other Lenders dated as of November 1, 2006 (the “Credit Agreement”). By amending the Credit Agreement, the parties clarified their original intention with respect to borrowing by Spansion Japan Limited (“Spansion Japan”), an indirect wholly owned subsidiary of the Company, and simultaneously modified certain covenants.

Item 1.02	Termination of a Material Definitive Agreement

On March 23, 2007, Spansion Japan voluntarily terminated its uncommitted revolving credit facility agreement (the “Facility”) with Shinkin Central Bank.

The Facility provided an aggregate principal amount of up to ¥3.0 billion (approximately $19.2 million based on a U.S. dollar to yen exchange rate of $1.00 to ¥156.115 as of March 20, 2007). The principal amount under the Facility was unfunded as of the date of termination. The Facility was scheduled to terminate on December 26, 2006, but was extended by the lender on November 24, 2006.

The information in these Items 1.01 and 1.02 are being furnished and shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 (the “Exchange Act”) or otherwise subject to the liability of that Section, nor shall such information be deemed to be incorporated by reference in any registration statement or other document filed under the Securities Act of 1933 or the Exchange Act, except as otherwise stated in such filing.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SPANSION INC. (Registrant)

Date: March 27, 2007	By:	/s/ Dario Sacomani
	Name:	Dario Sacomani
	Title:	Executive Vice President and Chief Financial Officer

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